Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sport Endurance, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1/A-3, of our report dated September 11, 2009 of Sport Endurance, Inc., relating to the financial statements as of August 31, 2009 and for the period from inception to August 31, 2009, and to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas
December 31, 2009